IMAX Corporation

Exhibit 10.38

Dated March 6, 2014

IMAX INTERNATIONAL SALES CORPORATION

and

ANDREW CRIPPS

SERVICE AGREEMENT

PRIVATE & CONFIDENTIAL

THIS AGREEMENT is made on March 6, 2014

BETWEEN:

IMAX INTERNATIONAL SALES CORPORATION of Building 5 Chiswick Park 566 Chiswick Park Road, London W4 5YE (the “Company”) and Andrew Cripps of [REDACTED] London SW13 9RQ (the “Executive”).

It is the intention of the parties that this document be executed as a Deed.

1.	INTERPRETATION

“Employment” means the Employment of the Executive pursuant to this Agreement or, as the context requires, its duration;

“Group Company” means the Company, any subsidiary of the Company, any holding company of the Company, any subsidiary of such holding company and any company designated by the Board as an associated company from time to time or any combination or single one of these as the context requires. The expressions “holding company” and “subsidiary” shall have the meanings given to them by Section 1159 and Schedule 6, Companies Act 2006.

1.1	In this Agreement, unless the context otherwise requires:

a)	references to this Agreement include its Appendices and all defined terms shall apply in both equally;

b)	references to any legislation are references to that legislation as amended, replaced or re-enacted from time to time and any subordinate legislation made under it;

c)	words implying the singular include the plural and vice versa;

d)	words implying a gender include every gender; and

e)	references to a person include an individual, firm, company, corporation, unincorporated body of people, or any agency of the above.

2.	APPOINTMENT

2.1	The Executive will be employed by the Company as Executive Vice President, IMAX Corporation and President, Europe, Middle East and Africa of IMAX International Sales Corporation.

2.2

Subject to Clause 15.1, the Employment will commence on 28 February 2014 and will continue until terminated by either party giving to the other not less than six months’ written notice. The Executive’s fixed-term employment with the Company, which commenced on 27 February 2012 shall count towards the Executive’s period of continuous employment with the Company.

2.3

The Company reserves the right to terminate the Employment by written notice at any time and to make a payment in lieu of notice, with such payment in the event of a termination without cause in the amount set forth in Clause 2.4. For the avoidance of doubt, in such cases termination will take effect immediately upon the giving of the written notice but the Executive’s entitlement to pay in lieu of notice or any unexpired period of notice will not be affected. The Company will

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deduct tax and employee national insurance from any such payment, provided always that if the Company decides not to make a payment to the Executive pursuant to this Clause, the Executive cannot enforce that payment as a contractual debt nor as liquidated damages and his sole remedy will be a claim in damages. The Executive shall cease to have any entitlement to payment pursuant to this Clause if the Company discovers after notice has been served that it would otherwise have been entitled to terminate the Employment without notice in accordance with Clause 15.1.

2.4

In the event the Employment is terminated by the Company without cause, the Executive shall be entitled to a sum equivalent to six months of basic salary and benefits (as defined in Clauses 9 and 10 below) plus one additional month’s basic salary and benefits for each complete year of service with the Company, up to a maximum of 12 months’ salary and benefits in total.

2.5

During all or part of any period of notice, the Executive may be required by the Company in its absolute discretion not to attend the Company’s premises and not to perform any duties for the Company, or to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company, for such period and at such place or places as the Company deems necessary, provided always that the Executive will be entitled to receive his basic salary and any contractual benefits other than bonus during such period. For the avoidance of doubt the Executive will remain an employee of the Company and subject to his implied and express duties during any such period and may not carry out any work for any third party without the written consent of the Company. Any period during which the Company has exercised its rights under this Clause shall be termed “Garden Leave”.

2.6

The Company retains the right at any time to suspend the Executive from the Employment for a period of up to 4 weeks on full salary in order to investigate any matter. For the avoidance of doubt, suspension is not a disciplinary sanction.

3.	DUTIES

3.1	The Executive will:

3.1.1

at all times use his reasonable endeavours to promote the interests of the Company and any other Group Company giving the Company the full benefit of his knowledge, expertise and technical skills and, whenever required to do so, will promptly give a full account to the Company of all matters entrusted to him;

3.1.2

faithfully and diligently perform his duties and exercise all the powers of his office and such other functions within any Group Company as may be vested in him or reasonably required of him by or under the authority of Greg Foster on film-related matters, Richard Gelfond on all other matters, or such other individual(s) to whom the Company may direct that the Executive should report from time to time (“Management”);

3.1.3	comply with all reasonable directions from time to time given to him by Management and with rules and policies from time to time laid down by the Company;

3.1.4	devote his full time and attention to his duties, working the normal hours of work of the Company and such additional hours (without additional remuneration) as are necessary;

3.1.5	attend and work at any premises of the Company and any Group Company wherever situated, and travel and work both in the UK and abroad as may be required for the proper fulfilment of his duties; and

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3.1.6

at the request of Management, accept any other appointment with any Group Company from time to time incorporated (whether such appointment is in addition to or in substitution for the appointment specified in Clause 2.1) provided that such appointment does not render the terms of the Employment, taken as a whole, materially less favourable to the Executive than those prevailing before such appointment. The Executive agrees that under such circumstances, his employment may be novated to any other Group Company. No such change will be deemed to be a termination of the Employment.

3.2

The Executive agrees that for the purposes of the Working Time Regulations 1998 (and any amendment or re-enactment thereof) any legislative provisions imposing a maximum number of average weekly working hours shall not apply to the Employment. The Executive may withdraw consent by giving the Company not less than three months’ notice in writing.

4.	OTHER INTERESTS

4.1

Subject to Clause 4.2, the Executive will not, without the prior consent of Management, be engaged or be concerned in or undertake or be interested in (whether directly or indirectly) any other business or occupation or become a director or employee or agent or consultant or partner of any other person, firm or company other than a Group Company.

4.2

Notwithstanding Clause 4.1 the Executive may own beneficially any shares or securities listed on a Recognised Investment Exchange or the Alternative Investment Market which when aggregated with shares or securities beneficially owned by his spouse or partner and/or children, total not more five per cent of any single class of shares or securities in any company.

5.	REMUNERATION

5.1

The Company will pay to the Executive during the Employment a salary at the rate of £500,000 per annum which will accrue from day to day and be payable by equal monthly instalments in arrears. The Executive’s salary will be reviewed annually by Management, although such a review does not guarantee any increase. The first such review will take place in Q1 2015.

5.2

The Executive shall, during the Employment, be entitled to participate in a discretionary bonus scheme pursuant to which he may be eligible to receive up to 70% of his basic salary (of which figure 50% will based on Company performance and 50% will be based on personal performance) conditional on the Executive meeting such targets as may be set by the Company from time to time. The payment of bonus in one year does not confer any entitlement to future bonus. The award of any bonus is conditional upon the Executive’s continued employment and no bonus payment shall be made if the Employment has terminated for any reason or if he is under notice of termination (whether given by the Employer or the Executive) as at the date on which a bonus might otherwise have been payable.

5.3

The Executive authorises the Company to make deductions from the Executive’s salary or any other sums due to him in respect of sums from time to time owing from the Executive to the Company or any other Group Company.

6.	EXPENSES

6.1

The Company will reimburse to the Executive against appropriate evidence all travel and other business expenses properly and reasonably incurred by him in the course of his duties, in accordance with the Company’s Global Travel and Expense Policy and any other applicable policies in effect from time to time.

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6.2	If the Executive is provided with a credit or charge card by the Company, this must only be used for expenses reasonably incurred by him in the course of performing his duties under the Employment.

7.	INCAPACITY

7.1

Subject to the Executive’s compliance with this Clause 7 and any applicable Company policy dealing with sickness-related absence in effect from time to time, the Company will pay the Executive his full salary and benefits for the first 30 days of absence due to incapacity or sickness in any twelve month period. The Executive has no further contractual right to pay in respect of absence due to incapacity save for the Executive’s entitlement to statutory sick pay (“SSP”). Any payment made under this Agreement in respect of a day of incapacity will count towards the Executive’s SSP for that day and any benefits obtained by the Executive under any social security, national insurance or other legislation from time to time in force or any benefit received by him as a result of contributions paid by the Company to any health insurance scheme in respect of a day of incapacity will count towards payment to be made under this Agreement in respect of that day.

7.2

On the first day of absence due to incapacity the Executive must contact the Company as early as possible to provide details of his absence and its expected duration. For absences of up to seven days the Executive must send the Company a self-certificate in such form as the Company may reasonably require. For absences exceeding seven days he must send the Company a Statement of Fitness for Work signed by a medical practitioner covering all absence after the seventh day.

7.3

Where a period of incapacity overlaps with a period of holiday leave the Executive will only be entitled to take an additional compensatory period of holiday leave if this is required by law. Further this will be conditional upon him informing the Company of his incapacity on the first day (even if he is abroad) and (notwithstanding Clause 7.2) providing a doctor’s certificate covering each day of his incapacity.

7.4

If the Executive is absent from work due to incapacity which results in the Executive recovering any sum representing compensation for loss of salary or other benefits under this Agreement, the Executive will repay to the Company any money it has already paid to him in respect of the same.

7.5

The Executive agrees to be examined at any time at the Company’s request by a doctor nominated by the Company, and agrees to the release of his medical records to such doctor. The Executive authorises such doctor to disclose and to discuss with the Company and its advisers the results of such examinations.

8.	HOLIDAYS

8.1	The Executive will be entitled to the usual public holidays and a further 25 working days’ holiday in each full holiday year.

8.2

The Executive’s holiday entitlement will be deemed to accrue from day to day and may not be carried over from one holiday year to the next. No payment will be made to the Executive in lieu of holiday accrued but not taken by him save on the termination of the Employment. If on termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the appropriate deduction will be made from the Executive’s final salary payment.

8.3	During the first and last year of the Employment, the Executive shall be entitled to a pro-rata proportion of his annual entitlement. The Company may require the Executive to take

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outstanding holiday entitlement during any notice period, including in circumstances when the Executive is on Garden Leave.

8.4	The Company’s holiday year runs from 1 January to 31 December.

9.	BENEFITS

9.1

The Executive is entitled to remain part of the Company’s pension scheme (the “Scheme”), subject to satisfying certain eligibility criteria and subject to the rules of the Scheme as amended from time to time. The Company will not make any contributions to the Scheme on the Executive’s behalf unless required to do so by law. Full details of the Scheme are available from HR. A contracting-out certificate is not in force in respect of the employment.

9.2

At the Executive’s request, the Company will pay the Executive a sum equivalent to 5% of his basic salary (as set out in Clause 5.1) in lieu of contributions towards the Executive’s pension, such sums to be reduced by an amount equal to any sums which the Company is legally required to contribute to the Scheme. Such payment in lieu of pension contributions will not count towards the Executive’s earnings for the purposes of calculating the discretionary bonus described in Clause 5.2 or any payment due to Executive upon the termination of Executive’s employment. The Company will make all legally required deductions from any payments made under this Clause 9.2.

9.3

The Executive shall be entitled to participate in the Company’s private medical insurance scheme (with cover for the Executive and his eligible dependents), disability insurance and life insurance scheme, subject to the terms of the schemes and the terms of the relevant insurance providers as amended from time to time. The Company’s current life insurance benefit provides coverage of four times the Executive’s salary upon insurance company approval after a medical review, with a guaranteed minimum of £400,000. Further details of the benefits provided herein will be provided to the Executive under separate cover. The Company reserves the right to change provider, amend or terminate the schemes at its sole discretion.

9.4

The Company will provide the services of a Company-designated tax consultant to assist in the preparation of the Executive’s US and UK tax returns. The Executive is responsible for filing the required tax returns with the appropriate tax authorities and for paying all required taxes, as well as any interest and penalties.

9.5

For the avoidance of doubt the Company reserves the right to terminate the Employment even when such termination would or might cause the Executive to forfeit any entitlement to permanent health insurance, pension, sick pay or any other benefit.

10.	CAR ALLOWANCE

10.1

Provided that the Executive holds a current driving licence, the Company shall pay to the Executive a car allowance for the use of the Executive’s own car of £850 per month which shall be payable together with and in the same manner as the salary in accordance with Clause 5 above. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.

10.2

The Company shall reimburse the Executive in respect of reasonable car operating, maintenance and insurance costs subject to the Executive providing appropriate evidence of such expenses to the Company.

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10.3

The Executive shall immediately inform the Company if he is disqualified from driving and shall cease to be entitled to receive the allowance under Clause 10.1 or reimbursement of expenses under Clause 10.2.

11.	SHARE OPTIONS

11.1

The Executive will be granted Restricted Share Units (“RSUs”) of IMAX Corporation stock and/or an option to purchase shares of common stock of IMAX Corporation (the “Options”) on terms to be notified to the Executive from time to time, subject always to the rules of the IMAX Corporation Long Term Incentive Plan in force from time to time (the “Plan”).

11.2

The RSUs and Options shall not form part of the Executive’s entitlement to remuneration, benefits or entitlements pursuant to his contract of employment with any Group Company. Moreover, the existence of a contract of employment between the Executive and any present or past Group Company shall not give the Executive any right to have an RSUs or Options granted to him in respect of any number of shares either subject to any condition or at all.

11.3

The Executive’s rights and obligations under the terms of his contract of employment shall not be affected by his participation in the Plan. In particular, no benefits under the Plan shall be pensionable.

11.4

The Executive shall have no rights to seek equitable relief or to receive compensation or damages for any loss or potential loss which he may suffer in connection with any RSUs or Options or any rights or entitlements granted pursuant to the Plan or any other employee share plan established by the Company or any other Group Company which loss or potential loss arises in consequence of the loss or termination of his employment with any Group Company for any reason whatsoever and however that termination may be occasioned (including, without limitation, wrongful, unfair or otherwise unlawful termination).

12.	CONFIDENTIALITY

“Confidential Information” means:

a)

any trade secret, customer information, trading detail or other information relating to the business, goodwill, secrets or personnel, Intellectual Property Rights of the Company or any Group Company, which is not publicly available;

b)	any version of any code, algorithm, program or similar item capable of being recorded, copied or transmitted, which has been originated, developed or modified by the Company or any Group Company;

c)	any information specifically designated by the Company, any other Group Company or any customer as confidential;

d)	any information supplied to the Company or any other Group Company by any third party in relation to which a duty of confidentiality is owed or arises;

e)	any information required to be treated as confidential by any legislation or professional or regulatory rule or requirement;

f)	any information or item, which should otherwise be reasonably regarded as possessing a quality of confidence;

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g)

any information having commercial value or use in relation to the business activities of the Company or any Group Company, including any such information introduced by the Executive into any computer or other electronic system or storage method owned or operated by the Company or any other Group Company; and

h)	any information or item obtained, derived or compiled from any of the above.

12.1

The Executive must not during the Employment (other than in the proper performance of his duties) or at any time thereafter use for his own purposes or disclose to any third party any Confidential Information and must use his best endeavours to prevent such disclosure.

12.2

All Confidential Information and all other documents, papers and property which may have been made or prepared by or at the request of the Executive or have come into his possession or under his control in the course of the Employment or which relate in any way to the Company and/or other Group Company or its or their business, prospective business or affairs or those of any customer, supplier, agent, distributor or sub-contractor of the Company and/or any other Group Company are as between the Company or the relevant Group Company and the Executive deemed to be the property of the Company or relevant Group Company as the case may be. The Executive must deliver up all such documents and other property, including all copies, to the Company immediately upon the termination of the Employment or at any earlier time on demand.

12.3

The Executive must inform the Company as soon as practicable if he becomes aware of the possession, use or knowledge of any of the Confidential Information by any person not authorised to possess, use or have knowledge of the Confidential Information, whether during the Employment or thereafter and must at the Company’s request provide such reasonable assistance as is required to deal with such event, provided that the Company will pay reasonable expenses incurred by the Executive in providing such assistance.

12.4	The provisions of this Clause do not apply to any Confidential Information which:

12.4.1 is in or enters the public domain other than by breach of this Agreement; or

12.4.2 is obtained from a third party who is lawfully authorised to disclose such information; or

12.4.3 is authorised for release by the prior written consent of the CEO of IMAX Corporation; or

12.4.4 is a protected disclosure as defined by Part IVA Employment Rights Act 1996.

12.5

Nothing in this Clause will prevent the Executive from disclosing Confidential Information where it is required to be disclosed by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable law.

12.6	Failure by the Executive to comply with this clause shall constitute a breach of this Agreement entitling the Company to terminate it immediately.

13.	INTELLECTUAL PROPERTY

“Intellectual Property Rights” means copyrights, patents, utility models, trade marks, service marks, design rights (whether registered or unregistered), database rights, semiconductor topography rights, proprietary information rights and all other similar proprietary rights and

PRIVATE & CONFIDENTIAL

applications for such rights as may exist anywhere in the world and any applications, extensions and renewals in relation to any of these rights; and

“Inventions” means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications for them or other matters which the Executive alone or with one or more others may make, devise or discover during the Employment and which pertain or are actually or potentially useful to the commercial or industrial activities from time to time of the Company or any Group Company or the processes or machinery of the Company or any Group Company for providing the services or making the products of the Company or Group Company or which pertain to, result from or are suggested by any work which the Executive or any employee has done or may do during the Employment.

13.1

The Executive will promptly disclose and deliver to the Company for the exclusive use and benefit of the Company or any other Group Company full details of any Inventions upon the making, devising or discovering of the same during the Employment, irrespective of whether they were so made, devised or discovered during normal working hours or using the facilities of the Company or other Group Company. The Executive will, irrespective of the termination of the Employment, give all information and data in his possession as to the exact mode of working, producing and using the same and will also at the expense of the Company give all such explanations, demonstrations and instructions to the Company as it may deem appropriate to enable the full and effectual working, production or use of the same.

13.2

The Executive will, without additional payment to him (except to the extent provided in Section 40, Patents Act 1977 or any similar provision of applicable law), whether or not during the continuance of the Employment, at the expense of the Company, promptly execute and do all acts, matters, documents and things necessary to enable the Company, any other Group Company or any nominee to apply for and obtain any or all applicable Intellectual Property Rights in any or all countries relating to any Inventions or other materials produced by the Executive during the Employment.

13.3	The Executive:

13.3.1

will do anything necessary to confirm vesting of title to any or all applicable Intellectual Property Rights (except only to the extent that such Intellectual Property Rights fail to vest in the Company or any Group Company) in any or all countries relating to any Inventions or other materials produced by the Executive during the Employment in the Company, any other Group Company or any nominee absolutely;

13.3.2

with full title guarantee hereby assigns (insofar as title to them does not automatically vest in the Company as a consequence of the employment) to the Company by way of future assignment all copyrights arising in any original material (including without limitation source code and object code for software) produced by the Executive during the Employment, whether during the normal hours of work of the Company or otherwise or at the premises or using the facilities of the Company or otherwise, being the exclusive right to do and to authorise others to do any and all acts restricted by the Copyright Designs and Patents Act 1988 in relation to such material in the United Kingdom together with copyright in all other countries of the world (and/or any similar rights in countries where such rights exist) for the whole term of such copyright including any extensions or renewals thereof and including the right to sue for damages and other remedies in respect of any infringements of the copyrights in such material or conversion of infringing copies

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of the material prior to the date of this Agreement to hold unto the Company absolutely; and

13.3.3

waives all moral rights arising from any such original material so far as the Executive may lawfully do so in favour of the Company and for the avoidance of doubt this waiver shall extend to the licensees and successors in title to the copyright in the said material.

13.4

Without prejudice to the generality of Clauses 13.2 and 13.3, the Executive hereby irrevocably and by way of security appoints the Company as his attorney in his stead to do all such things and execute all such documents as may be necessary for or incidental to grant to the Company the full benefit of this Clause.

13.5

The Executive will do nothing (whether by omission or commission) during the Employment or at any times thereafter to affect or imperil the validity of any Intellectual Property Rights obtained, applied for or to be applied for by the Company or its nominee. In particular without limitation the Executive shall not disclose the subject matter of any Inventions which may be patentable before the Company has had the opportunity to apply for any patent or patents. The Executive will at the direction and expense of the Company promptly render all assistance within his power to obtain and maintain such Intellectual Property Rights or any application for any extension of them.

13.6	Nothing in this Agreement obliges the Company or any other Group Company to seek patent or other protection for any Invention or to exploit any Invention.

14.	POST TERMINATION RESTRICTIONS

14.1

The Executive must not in a Relevant Capacity save as the beneficial owner of shares or other securities of a body corporate whose shares are quoted on a Recognised Investment Exchange and which when aggregated with shares or securities beneficially owned by the Executive’s spouse and/or children, total no more than five per cent of any single class of shares or securities in such body corporate, for the periods set out below after the Termination Date:

(a)

for twelve months undertake, carry on or be employed, engaged or interested in either any business activity which is competitive with a Relevant Business within the Restricted Area or any business, an objective or anticipated result of which is to compete with a Relevant Business within the Restricted Area;

(b)	for twelve months solicit, entice, induce or encourage a Customer to transfer, remove or divert custom away from the Company or any other Relevant Company;

(c)	for twelve months transact or accept business from a Customer for the supply of Relevant Services;

(d)	for twelve months be employed or engaged by a Customer in connection with the supply of Relevant Services;

(e)

for twelve months, for a business competing with any Relevant Business solicit, offer employment to, interfere with or endeavour to entice away from employment or engagement with the Company (or procure or assist any such activity regarding) any Restricted Employee, or do any act whereby a Restricted Employee is encouraged to terminate their employment or engagement with the Company, whether or not such person would by reason

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of terminating their service with the Company commit a breach of their contract or employment or engagement;

(f)	for twelve months contract with or engage a Partner in such a way as could adversely affect the business of the Company or any Group Company.

14.2	The duration of the restrictions referred to above shall be reduced by any period spent by the Executive on Garden Leave.

14.3

The Executive must not at any time during the Employment or after the Termination Date use any name used by the Company or other Group Company at the Termination Date or any name likely to cause confusion with it in the minds of members of the public, for the purposes of a business which competes with any business carried on by the Company or any Group Company whether by using such name as part of a corporate name or otherwise.

14.4	The Executive must not at any time after the Termination Date represent himself as being connected with or employed by the Company or any other Group Company.

14.5

If the Executive receives an offer to be involved in a business concern in any capacity either during the Employment or prior to the expiry of the last of the restrictions referred to above he shall give the person making that offer a copy of this Clause 14 and shall disclose to the Company the identity of the future employer/client (as applicable) immediately after accepting the offer.

14.6

The Executive hereby agrees and undertakes that he will at the request and expense of the Company enter into a direct agreement or undertaking with another Group Company by which he accepts restrictions as contained in this Clause 14 (or such of them as are, in the opinion of the Company, appropriate).

14.7

Each of the restrictions contained in this clause 14 constitutes an entirely separate and independent restriction and is considered by the parties to be reasonable and necessary for the protection of the legitimate interests of the Company and the Group Companies but, if any such restriction or part of it shall be found void, invalid, illegal or unenforceable by any court of competent jurisdiction, but would be valid if some words were deleted from it, or the period of it reduced, or area covered or range of activities reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

14.8

In the event of any clause or part of a clause contained in this agreement being declared invalid or unenforceable by any court of competent jurisdiction, all other clauses or parts of clauses contained in this agreement shall remain in full force and effect and shall not be affected thereby.

For the purpose of this Clause 14

“Customer” means any person:

(a)

who at any time during the Relevant Period was a customer or client of a Relevant Company (whether or not goods or services were actually provided during such period) or with whom a Relevant Company was negotiating with a view to supplying goods or services, or to whom a Relevant Company was actively and directly seeking to supply goods or services; and

(b)

with whom the Executive had dealings at any time during the Relevant Period, or in respect of whom the Executive had possession of, or access to, confidential information as a result of the Employment.

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“Partner” means any contract generated by the Company or any Group Company for the purpose of furthering its business interests including (but not limited to) any person contracted to supply goods or services to the Company or Group Company and with whom the Executive had dealings during the Relevant Period;

“Relevant Business” means any business activity carried on by the Company or any Group Company during the Relevant Period that the Executive was involved in or for which the Executive developed products or programs or about which the Executive received confidential information;

“Relevant Capacity” means directly or indirectly, either alone or jointly with or providing assistance or support to another or others, whether as principal, agent, consultant, director, partner, shareholder, independent contractor, employee or in any other capacity, through any other person, firm or company, and whether for the Executive’s own benefit or that of others;

“Relevant Company” means the Company and/or any Group Company with which the Executive was involved during the Relevant Period;

“Relevant Period” means the period of twelve months ending on the Termination Date;

“Relevant Services” means goods or services identical to, substantially similar to, or competitive with, those which any Relevant Company was supplying, or negotiating or actively and directly seeking to supply to a Customer during the Relevant Period and in the course of a Relevant Business;

“Restricted Area” means Europe, the Middle East, and Africa;

“Restricted Employee” means any person with whom in the performance of the Executive’s duties during the Relevant Period the Executive had material dealings or had managerial responsibility over and who:

(i)	at the Termination Date is an employee, officer, consultant, independent contractor or worker of the Company or any other Relevant Company; or

(ii)	who was engaged in such a capacity during the Relevant Period;

and

(iii)	who worked or provided services in a senior, executive, managerial, sales, creative, research, development, testing or senior financial capacity; or

(iv)	had possession of, control over, or access to confidential information relating to the business of the Company or any other Group Company or any Customer; or

(v)	had material contact with any Customer.

“Termination Date” means the date on which the Employment terminates.

15.	TERMINATION FOR BREACH

15.1	Notwithstanding the provisions of Clause 2.2, the Company may terminate the Employment by written notice having immediate effect if the Executive:

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15.1.1	is guilty of serious dishonesty or of gross misconduct or incompetence or wilful neglect of duty; or

15.1.2	commits any serious or repeated breach of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable directions of Management; or

15.1.3	is convicted of a criminal offence, other than a road traffic offence for which a term of imprisonment whether immediate or suspended is not imposed; or

15.1.4

becomes bankrupt, applies for a bankruptcy petition or has a bankruptcy order made against him, applies for or has made against him a receiving order or makes any composition or enters into any deed of arrangement with his creditors; or

15.1.5	being a director, is disqualified or prohibited from being a director by reason of any order made by any competent court; or

15.1.6	being a director, ceases by his own act or default to be a director of the Company or a Group Company; or

15.1.7	ceases to be eligible to work in the UK; or

15.1.8

regardless of the terms of any PHI or other sickness benefit scheme, is unable through sickness or injury for twelve consecutive weeks or an aggregate of fifteen weeks in any fifty-two consecutive weeks to perform the duties of the Employment; or

15.1.9	after receiving written warning from the Company in respect of the poor performance of his duties, continues to perform his duties to an unsatisfactory standard; or

15.1.10	is guilty of conduct which brings him or may bring him or the Company or any Group Company into disrepute.

15.2

Upon the termination of the Employment or the Company exercising its rights under Clause 2.4 or if the Executive, being a director, ceases for any reason to be a director of the Company the Executive must immediately if so required by the Company:

15.2.1

resign without compensation from his office as director of any Group Company and all other companies of which he shall have been appointed a director by any Group Company by virtue of any right of nomination vested in such member; and

15.2.2	transfer any shares held by the Executive required to be transferred either in accordance with the Company’s articles of association or any agreement by which the Executive is bound.

15.3

The Executive hereby irrevocably and by way of security appoints the Company to be his attorney and in his name and on his behalf to do all such things and execute all such documents which he is obliged to execute and do under this Agreement (including without limitation those documents which may be necessary for or incidental to his resignation from office and transfer of shares in accordance with Clause 15.2).

16.	RETURN OF PROPERTY AND DATA

“Electronic Device” means any electronic device provided to the Executive or paid for by the Company and, to avoid doubt, shall include desktop computers, laptops and tablet computers,

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mobile phones, smart phones, USB drives, flash drives, CD-ROM’s, DVD media, portable hard drives and any other device which incorporates electronic storage media or which facilitates the electronic storage of data.

16.1

Upon the termination of the Employment or at any time upon demand the Executive will return to the Company in good condition and without modification all physical property, including all documents, correspondence, computers and computer discs, papers, materials, credit or charge cards, keys and security access cards, including all copies thereof, and which for the avoidance of doubt shall remain the property of the Company at all times and all other property of or relating to the business or affairs of the Company or other Group Company or any officer, employee, customer, supplier or agent of the Company or other Group Company, or its or their customers, clients or suppliers.

16.2

In relation to all Electronic Devices, the Executive will by no later than the last day of the Employment, or within one working day of any earlier request provide to Management or its nominee each device together with all peripheral equipment, power leads and software related to each of them and, for each device, a list of all passwords, PINs, user names, combinations, access codes and any other information which may be necessary to access that device.

16.3

The Executive shall not delete, copy (including copying through forwarding or other transmission), deliberately alter or manipulate, or make unauthorised use of any data (including metadata) stored on any Electronic Device before he returns it, except for personal correspondence.

16.4	In relation to any other electronic device in the Executive’s possession or control, the Executive agrees that he:

16.4.1

will provide a schedule to the Company of all electronic copies and/or versions of any Company data and Confidential Information on each device, by no later than the last day of the Employment or within one working day of any earlier request, and comply with any instructions from, or requirements of, the Company in relation to the same. This may include arrangements for the irretrievable deletion of such Company data and Confidential Information under the Company’s supervision; and

16.4.2

will not delete, copy, forward, transmit, deliberately alter or manipulate, or make unauthorised use of any Company data or Confidential Information stored on any such device without Management’s prior written permission.

16.5	The Executive agrees that he will execute a Deed undertaking that he has complied with the obligations above if requested to do so by the Company.

17.	DATA PROTECTION AND COMPUTER MONITORING

17.1

The Company will hold computer records and personnel files relating to the Executive. These may include, but are not limited to, the Executive’s employment application, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records, (which may, where necessary, include sensitive data relating to the Executive’s health, and data held for ethnic monitoring purposes). The Company requires such personal data for personnel administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. The Executive’s right of access to this data is as prescribed by law.

PRIVATE & CONFIDENTIAL

17.2

The Executive hereby agrees that the Company may process personal data relating to him for personnel administration and management purposes, and may, when necessary for those purposes, make such data available to its advisors, to parties providing products and/or services to the Company (such as IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including HM Revenue & Customs) and as required by law. Further, the Executive hereby agrees that the Company may transfer such data to and from any Group Company including any member of any Group Company located outside the European Economic Area.

17.3

The Executive acknowledges that the Company reserves the right to monitor all e-mail / internet activity and he acknowledges that such activity falls within the exception set out in Article 8(2) of the European Convention on Human Rights.

18.	AMENDMENTS AND WAIVERS

18.1	No amendment to the provisions of this Agreement will be effective unless in writing and signed by the parties hereto or their duly authorised representatives.

18.2

All rights, remedies and powers conferred upon the parties to this Agreement are cumulative and will not be deemed or construed to be exclusive of any other rights, remedies or powers now or after the date of this Agreement, conferred upon the parties to this Agreement or either of them by law or otherwise.

18.3	Any failure at any time to insist upon or enforce any such right, remedy or power will not be construed as a waiver thereof.

19.	NOTIFICATION OF CHANGE IN CIRCUMSTANCES

The Executive must notify the Company in writing of a) any change in his name, address, dependants or next-of-kin within one month of such change; and b) immediately upon the occurrence of any event entitling the Company to dismiss the Executive without notice under Clause 15.1.

20.	DISCIPLINARY RULES AND GRIEVANCE PROCEDURES

Any matter of discipline will be considered by the Company in accordance with its legal obligations. A copy of the Company’s dismissal, disciplinary and grievance procedure (which is for guidance only and does not form part of the Executive’s contract) including the person to whom the Executive should apply if dissatisfied with any disciplinary decision or to whom he can apply to seek redress of a grievance relating to the employment, can be obtained upon request from the Human Resource department.

21.	WARRANTY AND UNDERTAKING AND INDEMNITY

21.1

The Executive represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding, which would in any way restrict or prohibit him from undertaking or performing any of the duties of the Employment in accordance with the terms and conditions of this Agreement.

21.2

The Executive will, if applicable, (and will procure that his spouse or partner and dependent children (if any)) comply with Part V of the Criminal Justice Act 1993 and with the London Stock Exchange PLC’s Model Code for Securities Transactions by Directors of Listed Companies and

PRIVATE & CONFIDENTIAL

any applicable AIM rules and rules or policies issued by the Company from time to time in relation to the holding or trading of other securities.

21.3

The Executive shall pay and fully indemnify the Company against all income tax payable by the Company on his behalf by reason of the provision of any of the benefits received by the Executive in connection with the employment. The Company shall be entitled to make deductions from his salary or other payments due to the Executive to satisfy any such income tax liability.

21.4

The Executive warrants and undertakes that he is entitled to work in the UK and if immigration permission is required for him to work in the UK he warrants and undertakes to (i) provide documentary evidence annually and as the Company may require from time to time to prove that such immigration permission remains valid and in order for the Company to check his immigration status, and (ii) notify the Company immediately of any change to his immigration status or of any change in circumstances which may affect his right to work for the Company or to live in the UK.

22.	MISCELLANEOUS

22.1

This Agreement constitutes the whole agreement between the parties. All other representations, arrangements, understandings and agreements, whether written or oral, (if any) for service between the Company and the Executive are hereby abrogated and superseded.

22.2

There is no collective agreement which directly affects the terms and conditions of employment contained in this Agreement. Further, there are no particulars governing any period of more than one month during which the Executive is required to work outside the United Kingdom.

22.3	This Agreement incorporates a written statement of terms of employment pursuant to Section 1 of the Employment Rights Act 1996.

22.4

It is not intended that the Contracts (Rights of Third Parties) Act 1999 should apply to this Agreement or that any third party should be able to enforce any term of this Agreement against the Company or any Group Company. Further, this Agreement may be varied or rescinded by agreement between the Company and the Executive without the consent of any third party.

23.	GOVERNING LAW

23.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of England.

23.2	Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of the English Courts.

IN WITNESS of which the parties have duly executed this Agreement as a Deed on the day and year first before written.

EXECUTED as a Deed by                             )

IMAX INTERNATIONAL SALES CORPORATION                 )

/s/ Robert D. Lister, Vice President

/s/ Joseph Sparacio, Vice President

PRIVATE & CONFIDENTIAL

SIGNED as a DEED and DELIVERED                 )

by ANDREW CRIPPS

/s/ Andrew Cripps